UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2011 (February 3, 2011)

SOUTHERN COPPER CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-14066	13-3849074
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11811 North Tatum Blvd., Suite 2500, Phoenix, Arizona 85028

(Address and zip code of principal executive offices)

(602) 494-5328

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Southern Copper Corporation (“Southern Copper”) will file a Proxy Statement with the Securities and Exchange Commission regarding the proposed transaction.  Investors and security holders are urged to read carefully the Proxy Statement regarding the proposed transaction when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement (when it is available) and other documents containing information about Southern Copper, without charge, at the SEC’s web site at http://www.sec.gov.  Free copies of the Proxy Statement and Southern Copper’s filings may be obtained by directing a request to Southern Copper Corporation, 11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028, USA, Attention: Investor Relations Department.

FORWARD-LOOKING STATEMENTS

Statements in this release that are “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends.  They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements.  Such risks and uncertainties include, but are not limited to: Southern Copper’s ability to enter into definitive agreements with respect to the proposed transaction; the results of Southern Copper’s due diligence review of ASARCO; Southern Copper’s ability to achieve the benefits contemplated by the proposed transaction; Southern Copper’s ability to promptly and effectively integrate with the businesses of AMC and ASARCO; the costs associated with the proposed transaction; the timing to consummate the proposed transaction; any necessary actions to obtain required regulatory approvals; the ability to obtain existing lender and other required third-party consents; increased costs; metal prices; unfavorable economic conditions; changes in the legal and regulatory environment; and unstable political conditions, civil unrest or other developments. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  Southern Copper does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

*****

The following is a transcript of the Southern Copper Corporation fourth quarter 2010 conference call with the financial community held on Thursday, February 3, 2011 and which was posted on the Southern Copper Corporation website on February 9, 2011.  A recording of the conference call will be available until February 17, 2011 at the following number in the U.S.: (800) 642-1687 and the following number outside the U.S.: (706) 645-9291.  The conference ID # for the recording is 42315140.

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

02-03-11/11:00 a.m. ET

Confirmation # 42315140

SOUTHERN COPPER CORPORATION

Moderator:  Raul Jacob

February 3, 2011

11:00 a.m. ET

Operator:                                                                     Good morning and welcome to Southern Copper Corporation Fourth Quarter 2010 Results Conference Call.  With us this morning, we have Southern Copper Corporation, Mr. Raul Jacob, Manager of Financial Planning and Investor Relations who will discuss the results of the company for the fourth quarter and answer any questions that you might have.

The information discussed on today’s call may include forward-looking statements regarding the company’s results and prospects, which are subject to risks and uncertainties.  Actual results may differ materially, and the company cautions not to place undue reliance on these forward-looking statements.  Southern Copper Corporation undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.  All results are expressed in full U.S. GAAP.

Now, I’ll pass the call onto Mr. Raul Jacob.

Raul Jacob:                                                          Thank you very much, Steve, and good morning everyone and welcome to Southern Copper Fourth Quarter 2010 Earnings Conference Call.  Participating in today’s conference is Mr. Oscar Gonzalez Rocha, Southern Copper’s CEO.

On today’s conference call, we will begin with an updated view in metal markets.  We will then talk about Southern Copper’s key results related to production, sales, operating costs, financial results, and capital spending program.  After that, we will open the session for questions.

During the year 2010, we saw a significant recovery in the prices of all of our products.  We believe the fundamental drivers for these better prices have been two-fold:  the stronger physical consumption of the emerging economies and the recovery of consumption but a slower pace from the developed economies.

In addition to these two factors, there is the influence of financial investments that is putting some pressure on several metal prices.

Focusing on copper, we maintain our positive outlook for this metal in 2011.  On the demand side, it is expected a worldwide demand growth in the range of four to five percent for the year that will not be matched by new copper production, estimated to grow between one and two percent.

Considering current market trends, most analysts believe the market is heading towards 400,000 to 600,000 ton deficit in 2011 that should bring support for high market prices.  However, even though we believe there are very strong market fundamentals for copper, we also think that the investor community is overlooking the following current developments:

•                  Current inventory levels do not reflect the market as tight as prices may suggest.  As of February 2nd, that’s yesterday, the combined inventories of the London Metal Exchange, COMEX, and Shanghai warehouses were at 594,500 MT, about 55,700 tons higher or 10 percent more than the 538,800 MT that were at these facilities as of September 30, 2010.

•                  The second element is that there is strong price volatility in metal markets, particularly in copper.  As an example, in December, copper prices varied over 54 cents between its peak and valley and for the last three months, the difference between peaks and valleys have averaged 37 cents, so there is a volatility as well as inventories that are growing.

•                  At current price levels, we believe that there is a strong incentive for scrap copper production and substitution, which will put downward pressure on prices in the future.

We believe the market is currently anticipating a very strong copper scarcity, but this has to be verified by reality.  In other words, higher physical consumption has to come from the main consumers such as China, Europe, and the U.S.  We do believe that we are at an excellent moment for copper, but as I stated at the beginning of this part, but we also think that the copper market price maybe overreacting to an expectation.

Considering the current market circumstances and the indicated volatility, the Company has decided to take some price protection through the use of swaps and zero-cost collars.  We will come back to this point later on during the conference call.

Let me focus on molybdenum now.  As you know, Southern Copper’s main by-product is molybdenum.  In the year 2010, this metal represented 13 percent of company sales and we’re currently seeing a soft recovery in molybdenum consumption.  For the year 2011, we’re expecting a relatively balanced market for this metal.

Turning to our production, and starting with copper; let me first say that the company decided to change the name of the Cananea operating unit.  Now, it is called Buenavista del Cobre.  This change is to better reflect the startup of a new era for this asset.  So from now on, we will call this operation Buenavista instead of Cananea.

Focusing on copper production, the company’s copper mined production in the fourth quarter increased by 3.5 percent to 130,553 tons compared to 126,087 tons for the fourth quarter of 2009.  This increase was mainly the result of 15,700 tons of SXEW copper production coming from our Buenavista mine.

The Toquepala mine production also increased to 37,446 tons as compared to 35,166 tons in the fourth quarter of 2009 due to higher ore grades and recoveries.  These increases in production were partially offset by lower production at the Cuajone and Caridad operations, which reduced their production by 24 percent and six percent, respectively, due to lower ore grades.

Speaking about the repairs of the Buenavista units, as we have previously reported to the market, the Company has aggressively initiated the reconstruction and ramp-up of Buenavista.  Through December 31, 2010, we have spent $70.9 million in repairs.  Of those, $35 million were capitalized and $35.9 million were charged to operating costs during 2010. For 2011, we expect to spend $43.1 million to complete the repairs of this operation.

We’re maintaining the estimated cost of the repairs at approximately $114 million.  An undetermined portion of the total expenditures should be recovered from insurance.

As we previously disclosed to the market, the SXEW production of Buenavista reached full capacity in the 4Q10.  At the beginning of this year, the company partially started the concentrator plant.  Currently, Buenavista is running at 70 percent of capacity and we expect to reach full production by the end of this quarter.  For 2011, we expect to increase the Company production level by 26 percent, producing 630,000 tons of copper.  Of that, approximately three percent will be from third parties copper.

For molybdenum production, as indicated in our press release, in 2010 we reached a new molybdenum production record of 20,519 tons, 10 percent higher than the 18,687 tons produced in 2009.  The fourth quarter molybdenum production increased also by four percent to 5,246 tons compared to 5,052 tons in 4Q09.

During the year 2011, we will have a reduction of molybdenum production due to a temporary reduction in our Peruvian operations ore grade.  This ore grade decrease will be partially offset by higher production expected from our Mexican unit of La Caridad.  Our 2011 guide for molybdenum production is 17,000 tons for the year.

Turning to financial results and specifically in sales, focusing on Southern Copper financial performance, the fourth quarter of 2010 sales were $1.5 billion, 32 percent higher than the 1.1 billion we had in the fourth quarter of 2009.  The full-year 2010 Company sales were $5.1 billion, 38 percent higher than the $3.7 billion of 2009.  These increases were mainly the result of higher metal prices as well as higher molybdenum sales volume.

When compared to the fourth quarter of ‘09, copper sales volume increased by nine percent.  Molybdenum volume sold also increased by three percent while silver volume sold decreased by 26 percent and zinc volume sold decreased by nine percent.

As we reported to the market, the Company entered into copper hedge contracts to reduce price volatility and protect sales value.  Swaps contracts are currently hedging approximately 28 percent of 2011 copper production at an average price of $4 per pound equally spread through the year.

The Company has also hedged approximately 31 percent of 2011 copper production using zero-cost collars with an average floor price of $3.02 per pound and an average cap price of $4.84 per pound.

For 2012, approximately two percent of this year’s copper production is price-protected through zero-cost collars with an average floor price of $3.50 per pound and an average cap price of $5.01 per pound.

Our total operating costs and expenses have increased seven percent or $40 million when compared to the fourth quarter of 2009.  We did have some cost inflation during this past quarter, particularly in fuel, power, and labor.  However, the most important additional cost was related to the ramping up of our low-lost operation of Buenavista at the total cost of $30 million in the fourth quarter of 2010.

As a result of the mentioned sales and operating costs variances, the EBITDA for the fourth quarter of 2010 was $927 million or 62 percent of sales.  This figure was 51 percent higher than the $616 million of EBITDA for the fourth quarter of 2009.

Southern Copper operating cash cost, including the benefit of by-product credits, was 23.2 cents per pound in the fourth quarter of 2010.  This cash cost was nine cents lower than the 32.5 cents per pound cash cost for the fourth quarter of 2009 and six cents lower than the 28.7 cents of cash cost we had in the third quarter.

The company fourth quarter 2010 operating cash cost per pound of copper produced, before by-products credit was $1.53 per pound, 17 cents higher than the operating cash cost of $1.36 cents per pound for the fourth quarter of 2009.

The cash cost increment of 17 cents before credit is mainly attributable to the repair cost of Buenavista and cost inflation, net of the favorable effect of higher production.

Regarding by-products, we had a copper credit increment of 26 cents.  Of those, molybdenum credit explained 29 cents in the fourth quarter 2010 when compared to the fourth quarter of 2009 due to higher price and volume produced.

As a result of the better market prices and efficiency gains, net income attributable to Southern Copper shareholders in the fourth quarter of 2010 was $492 million or diluted earnings per share of 58 cents.  This figure compares with net earnings for the fourth quarter of 2009 of $363 million or diluted earnings per share of 43 cents, a 36% increase.

According to our expansion and capital projects, on January 27, 2011, the board of directors reviewed its five-year capital program, approving the capital budget for the period 2011-2015.  We expect, out of this program, to spend $1.7 billion in 2011 of which $900 million would be invested in Mexico and $800 million in Peru.

At the end of 2010, we have spent $70 million in the mine and plants rehabilitation at the Buenavista property as I already mentioned, and we expect to spend $43.1 million for this purpose in 2011.

Regarding the SXEW III project in our Buenavista operation, it is moving forward.  A review of the basic engineering was concluded in December of 2010.  We have started the detailed engineering in January 2011 and, when completed, we will begin the acquisition of major equipment and construction of the plant and new infrastructure.

Regarding the Quebalix III project, we have almost completed the acquisition of the project equipment and will begin construction of the crusher building and the conveying and spreading systems for the leachable ore.  The Quebalix is an equipment that is used for producing the ore that is processed at the SXEW plant.

The Pilares project, which is close to La Caridad mine, is being evaluated as well.  As of December of last year, 13,700 meters of drillings has been performed, access roads developed, and metallurgical testing and preliminary mine planning has begun.

The social programs for the Buenavista community are also underway.  The local hospital has been reconstructed.  Two new water wells as well as a street paving program for the community use have been completed and the town library has been provided with modern technology to improve reference search capabilities.  We’re glad to report that these initiatives have received a warm welcome from the local community.  For 2011, the Company plans to invest $12 million for the benefit of local communities.

Referring to the Toquepala concentrator expansion, we are re-evaluating an increase in the project’s milling capacity to improve the estimated additional copper production to 125ktpy.  As a result of this review, the environmental impact assessment is expected to be presented during the second quarter of 2011.

Regarding Tia Maria, we’re glad to report very positive news about the project.  During the third quarter, additional information for the project including the use of sea water was submitted to the Peruvian government.  And on December 1, 2010, the Ministry of Energy and Mines of Peru approved a new communication plan to obtain the consent of the environmental impact assessment from the local communities.  The communication plan, already completed by the Company, considered the following activities:

•                  Media advertising regarding the project in local newspapers as well as local T.V. and radio program.

•                  The opening of three information offices in the communities that would be mostly impacted by this project

•                  Four informative meetings with local community members.

On February 1st, the company filed a report with the Peruvian government indicating the full completion of this program.  Now, we have to wait until March 2 for any observations from local communities’ members or other stakeholders.  If everything goes well, we expect to receive the environmental impact assessment approval by the end of April. Construction works are scheduled to begin in the second quarter of this year and copper production by the fourth quarter of 2012.

On July 22, 2010, the Company received a non-binding proposal from its parent company, Americas Mining Corporation, offering to effect an all-stock business combination of Southern Copper and AMC, the parent company of Asarco.  As proposed, all stockholders of Southern Copper would receive 1.237 common share of AMC in exchange for each share of Southern Copper.

As part of this process, the stock of Americas Mining Corporation, AMC, would be registered and listed on the New York, Mexico and Lima Stock Exchanges.  Once completed, the Southern Copper share will be delisted from the exchanges.

On August 10, 2010, the Company formed a special committee of independent directors to evaluate AMC’s proposal.  The special committee has engaged independent legal, financial, and mining advisors to assist in this transaction and help in the evaluation of the proposal.  There is no specific deadline for this process.

Regarding dividends, as you know, it is the Company policy to review at each board meeting the capital investment plan, cash resources, and expected future cash flow generation from operations in order to determine the appropriate quarterly dividend.  Accordingly, as disclosed to the market on January 27, 2011, the Board of Directors authorized a dividend of 58 cents per share.  This dividend will be paid on March 1, 2011 to shareholder of record at the close of business on February 15, 2011.

With this in mind, ladies and gentlemen, thank you very much for joining us today, and we would like to open up the forum for questions.

Operator:                                                                     At this time, I would like to inform everyone if you would like to ask a question, please do so by pressing star then the number one on your telephone keypad.  We’ll pause a moment to compile the Q&A.

Your first question comes from the line of Renato Antunes from Barclays Capital.  Your line is open.

Renato Antunes:                            Good afternoon.  Hi, Raul.  Good afternoon, everyone.  Thanks for taking my question.

My question is related to your hedging strategy.  Can you give us a little more of color?  I just wanted to understand the rationale, and if there is any targeted or maximum levels that you intend to achieve for hedging your 2011 production?  Is it fair for us to assume that — as long as prices remain at current levels, is it fair to assume that you will keep increasing the hedges that you have already?

Raul Jacob:                                                          Renato, I can’t copy you now.  Could you start again, please?  I’m sorry about that.

Renato Antunes:                            Yes, sure.  No worries.  My question relates to your hedges.  I just wanted to get a bit more of color on the rationale and hear from you if there is any targeted or maximum levels that you intend to achieve for hedging in 2011.  Is it fair for us to assume as long as copper prices remain at current levels of $4.50 per pound, is it fair to assume that you will keep increasing your hedges?  That’s the first question.

Raul Jacob:                                                          Well, the rationale is, as I explained, when we mentioned about the market situation, that there is a very strong volatility and the market is anticipating the significant scarcity in copper.

Regarding the volume levels, we report what we have. We have nothing else to mention about that due to the kind of strategy the Company is following regarding hedges.

Renato Antunes:

OK, thanks. And if you allow me to ask a second question, just related to your costs, you obviously had a very positive performance through this quarter. You just mentioned the 23 cents per pound of cash cost including by-products. I just wanted to get a sense of how are your views going forward? I mean, we will probably continue to see pressures for fuel and labor. On the other hand, Buenavista should offset this as it is lower cost. I mean, how do you expect cash costs level over in 2011? Thanks.

Raul Jacob:	OK. Yes. Well, for 2011, we have a forecast of cash cost of 45 cents per pound. Let me explain to you how this is composed.

Our cash cost before byproducts or with no consideration of by-product credits at all, it’s expected to be at a $1.50. That will include some cost inflation that we’ll have on labor, on fuel, and currency — local currency depreciation.

When you subtract to that our forecast for by-products, the number reduces to 45 cents and again, let me explain to you what happens here. As I mentioned, we have reduced the outlook of production for molybdenum for next year from about over 20,000 tons to 17,000 tons for 2011. So we have a reduction of about 15 percent in our production of molybdenum. That will be pretty much compensated by price increases in — well, molybdenum and also in some other by-products.

So the total dollar amount of credits is estimated to be approximately the same, but we will divide these credits by about 26% more pounds of copper, and that’s why we have a reduction in our — I’m sorry — an increase in our cash cost when compared to the fourth quarter that goes from 23 to 45 cents.

Operator:	Your next question comes from the line of Felipe Hirai from Merrill Lynch. Your line is now open.

Felipe Hirai:

Hi. Good afternoon, everyone. Raul, could you just repeat again the numbers for the cash costs? So from what I got here, it’s $1.50 before the by-product credits and then 45 cents after the by-product credits? Is that right?

Raul Jacob:	Yes, that’s correct. It’s $1.50 before by-product credits, 45 cents after by-product credit. The reason is that on a per pound basis, we will have less credits to share.

Felipe Hirai:	OK, great. And can you just give us some guidance of how much you expect to produce of copper and then moly in 2011?

Raul Jacob:	Yes. For copper, it will be 630,000 tons. For molybdenum, 17,000 tons.

Felipe Hirai:	This already includes the ramp-up of Buenavista, right?

Raul Jacob:	That’s correct.

Felipe Hirai:

OK and just one last question, Raul. Could you just comment a little bit on Asarco — if you could give us a little bit more color on what is going on? When do you expect that you — the committee to decide on the recommendation of the deal with Asarco? Thank you.

Raul Jacob:

Well, this question has to be posted to Grupo Mexico’s personnel, Felipe. But what we can say about what is happening or what is going on in the process is that the committee has already hired advisers, and they have been working visiting our operations and doing their own studies regarding the transaction. And even though there is no timeframe for — and there is no timeframe for them to complete their work, so that’s all that we can report at this point.

Felipe Hirai:	OK, great, Raul. Thank you.

Operator:	Your next question comes from the line of Victoria Santaella from Santander. Your line is open.

Victoria Santaella:

Hi, Raul. This is Victoria. Can you comment a little bit on the risk of royalties in Peru, especially now that there is a lot of noise coming from the ground for the elections and for the rest of the year? And also, if you can tell us a little bit about demand, how are you seeing it right now? How easy is to place your orders given the pricing scenario in the world?

Raul Jacob:

OK. Let me focus first on any royalty talks. Well, we are — in Peru, we’re running on an election period right now. So as part of this, several candidates have mentioned that they are — they may consider changing the royalty’s regime that the mining companies are having now. Nothing specific has been said about that, and we have to wait until the campaign ends.

Let me mention also that on the other hand, the mining society has indicated that about $41 billion in projects are ready to go in the next 10 years. So the next Peruvian president will have to weigh the positive effect of the investments given they’re charging more to mining companies. So at the end of the day, you may see what happened with the current administration that is finishing. They had also talks about the — for instance, windfall profit taxes for mining companies during the campaign. However, once they were in office, they thought about it and decided to promote investments rather than charging with more taxes mining companies. So all in all, I think that whatever you heard now will be thought again later on, when the winner of the elections is in government.

I’m sorry. Could you refresh me on your second question?

Victoria Santaella:	Yes. The second one is if you can give us some color from your marketing department, how easy is to place orders now that copper prices are in peak levels?

Raul Jacob:	I’m sorry but…

Victoria Santaella:	Sales volumes, how are they doing with extremely high price.

Raul Jacob:

Well, we have frame contracts for most of our production and as such, we are delivering for the full-year our copper shipments. Regarding whatever is sold at the market — at open market, usually, we don’t disclose this information to the market. Again, the reason for that is the commercial strategies that the company follows. I’m sorry that I can’t answer on that.

Victoria Santaella:	OK. Well, thank you so much, Raul.

Operator:	Your next question comes from the line of Rene Kleyweg from UBS. Your line is open.

Rene Kleyweg:

Good morning, gentlemen. Just on — there are a couple of references in the press release about — they’re talking about a concentrator expansion, and it sounds like there’s a bit more upside there in terms of your review of the 125,000-ton expansion. Could you give us a little bit of color on, one, where that — how much upside there is to that?

And secondly, if we look at the CapEx guidance for this — for 2011, it’s higher than we’ve previously seen, but the 2010 numbers have come in a bit lower than expected. Is this basically delayed CapEx from 2011? And what kind of inflationary cost pressure are you seeing on the CapEx program? Thank you.

Raul Jacob:

OK. First on the Toquepala concentrator expansion, basically, the company is re-visiting the project because we have to identify some options that may help to reduce the CapEx cost per ton of additional production and an increase on the final production that this investment may have. So, in that sense, we are doing now a review — an extensive review of the projects and see if we can have an expansion. I mean, we are looking basically at the economics of this and its technical possibilities.

On the total capital budget, yes, as you were mentioning, Rene, we didn’t expend as much as we wanted to in 2010. And what basically led to the slowdown was the Tia Maria project — Tia Maria had not expended funds in 2010 for most of the year. Now, we want to — we want to catch up on that. And we also have a much more clear landscape regarding our Mexican investments in Buenavista now that the operation is back and approaching to full capacity by the end of the quarter. So when you see these two elements, we are ready — we’re ready to see a much more committing possibility for growing on Buenavista than what we have, say, at the beginning of 2010.

And also, we believe that the steps that we have achieved for the Tia Maria project are important. It’s a matter of time that we have the go forward for this investment.

Rene Kleyweg:	Just to clarify on the Toquepala concentrator, is that basically additional grinding capacity you’re looking at in terms of before it enters the mill or—?

Raul Jacob:	I’m sorry. Could you say it again, please?

Rene Kleyweg:	Are you looking at additional grinding capacity at the concentrator? Is it — is it grinding capacity before the material and just the concentrators what you’re looking at or—?

Raul Jacob:	It’s the whole thing. It’s grinding capacity as well as mining capacity. Would you like to comment on that, Mr. Gonzalez?

Oscar Gonzalez Rocha:

Yes. Really, it’s a change in the engineering, and then we are doing a different location for the plant than at the beginning and that is going to improve the production because we are going to do everything by gravity. And not only the production, because the cost of production will be reduced too and that is the reason that we are talking that instead of 100,000, it can be 120,000 or 125,000. But mainly, it’s a change in the engineering that we foresee when we were looking with the engineering companies how we can improve that.

Rene Kleyweg:	Thank you very much.

Operator:	Your next question comes from the line of Dave Radclyffe from BMO Capital Markets. Your line is open.

Dave Radclyffe:

Yes, hi. Actually, it’s Dave Radclyffe here from BMO. My question is sort of following on from the last one in terms of changes to the CapEx profile and maybe how your thoughts might have changed in terms of developing the current profile. And maybe just expand on maybe some upside to the current projects in terms of the expansion potential. But also, could you maybe just update us on your thoughts on some of the previously — the longer-term projects such as El Arco and Los Chancas?

Raul Jacob:

Yes. Regarding El Arco, we have been — we are moving forward with another program for this project. It is not part of our current development program in the sense that we’re expecting to have production between 2011 and 2015. It’s expected to be after that in terms of production. We have been — we are allocating in 2011 money for buying land and doing more studies regarding El Arco, and we think it’s a very promising deposit — very interesting.

At this point, as I said, we’re still working on procuring this investment for the future. It is part of our outlook — long-term outlook for the company but it’s after 2015 that we’re expecting production from them.

In the case of Los Chancas, we’re expecting to have the feasibility study for Los Chancas by the end of the first half of the year. With that, we will have more clarity regarding the investment size and an appropriate timing for the project.

Dave Radclyffe:	OK. Thank you very much.

Operator:	Your next question comes from the line of Rodrigo Barros from Deutsche Bank. Your line is open.

Rodrigo Barros:

Good morning, gentlemen. I have two questions. First, regarding dividends, how — can you clarify to us if the assumption that all cash you generate after CapEx would still be distributed as dividends? And my second question is also regarding cash cost, how the ramp-up of Cananea, now Buenavista, would impact the average cash cost in terms of — the cash cost as it is, and also including the by-products? Thanks very much.

Raul Jacob:

OK. Regarding dividends, Rodrigo, on this matter that is a board decision. And as I explained when we discussed the dividend — the approved dividend for this quarter, each quarter meeting, the board reviews the company cash position, the market for copper, any future payments of loans or capital expenditures that the company has committed and on that basis approves a dividend. What they will do in the future, it’s hard to say.

However, our practice has been to pay a dividend of at least 50 percent of net earnings. And, as you know, we have gone much higher than that in different circumstances, particularly when prices are as high as they are today.

And your next question was about the CapEx for the Buenavista expansion.

Rodrigo Barros:	Actually, how the cash cost — how it would evolve now that we have Buenavista running at full capacity from the second quarter onwards. How that affects the average cash cost for the company?

Raul Jacob:

OK. Buenavista has a very competitive cash cost. In the past, it was close to 80 cents per pound. We expect it to be higher when we start operating this at full capacity — I mean, the figure I mention is from the past — two years ago, OK. So we’re assuming some cost inflation from this operation. We believe that it will remain as a very competitive operation as well.

In terms of byproduct credits, it doesn’t have much. We want to add to the Buenavista property a molybdenum line that should produce about 2,000 metric tons of molybdenum per year. That’s part of our capital project for Buenavista and that will certainly help to reduce cash cost for the future in this operation.

Rodrigo Barros:	OK. And when should the moly plant be operational, Raul?

Raul Jacob:	Yes. Well, we have it scheduled for the end of 2012.

Rodrigo Barros:	OK. Thank you very much.

Raul Jacob:	You’re welcome.

Operator:	Your next question comes from the line Dan Rohr from MorningStar. Your line is open.

Dan Rohr:

Hi, Raul. Thanks for taking my question. I had, actually, a couple, the first pertaining to capital expenditures and the second pertaining to hedges. On the capital expenditure front, I think you guys had previously indicated the $1 billion in CapEx anticipated for 2012. But in light of the revision to the 2011 number, is that $1 billion number for 2012 still good?

Raul Jacob:

No.  Actually, we have increased also to $1.7 billion for 2012. For the next five years, this is — including 2011, this is what we have forecast. This year or next year, $1.7 billion. For 2013, that number should decrease to $950 million. For 2014, $700 million and for 2015, $560 million. With that, we will finish the current program of additional or extension of production investments and — well, this is basically contemplating on what we’re doing now.

Dan Rohr:	OK. So would you — what would you expect a sustaining CapEx number to be once all these projects are completed?

Raul Jacob:	It will vary between $200 and $300 million.

Dan Rohr:	OK.

Raul Jacob:	By the way, sustaining capital is included in the numbers that I just mentioned.

Dan Rohr:

Excellent, excellent. And then my second question concerned hedging. I think you had previously indicated in the third quarter call that you would hedge about 58% of the fourth quarter production. So I was curious what the realized price for copper sales in the fourth quarter might have been, or was after taking into account the hedges you had in place relative to the U.S. $3.92 that we averaged on the LME?

Raul Jacob:	Yes. The total effect on hedges was 13 cents — 13 cents per pound of copper on the realized price.

Dan Rohr:	OK. Thank you very much.

Raul Jacob:	You’re welcome.

Operator:	You have a follow-up question from the line of Rene Kleyweg. Your line is open.

Rene Kleyweg:	Yes. Just following on, actually, from the previous question on the hedging loss, is that booked against net realized revenues, or how do you — where do you include the hedging losses?

Raul Jacob:	Hedgings are registered as part of sales.

Rene Kleyweg:

OK. And then just following up on the earlier question on the CapEx, given that you have just gone through your CapEx budget for the next five years, what kind of cost inflation are you seeing in terms of the CapEx side as opposed to the OpEx side?

Raul Jacob:

Well, actually, Rene, not that much. Because of — I mean, other than the uncertainties that you may expect such as tires that are quite dependent on fuel prices. But several of the companies that provided you major equipment extend their operations between 2005 and 2007. So when we — regarding the prices of 2008, they were having a significant capacity shortages and where (inaudible) you conduct that new capacity that they build up. So I think that in that sense, we’re not seeing at this time the capital inflation that we saw, say, in 2005 or 2006 at this point.

Rene Kleyweg:	Thank you. And one last question if I may. Just on the hedging, has there been any hedging done in the first quarter, or since the year-end, sorry?

Raul Jacob:	No. We are reporting the current position in our press release. Absolutely all, we are doing now.

Rene Kleyweg:	Thank you very much.

Operator:	Your next question comes from the line of Rodrigo Heredia from IXE. Your line is open.

Rodrigo Heredia:	Hi. Good morning, everyone. I’m sorry if I missed the explanation, but what are the reasons behind the reduction in the moly production for this year? I mean, from 20 something to 17.

Raul Jacob:

Hello, Rodrigo. How are you? Basically, the Peruvian operations, particularly the Toquepala mine, it’s having a temporary decrease in ore grade and that’s affecting the molybdenum recovery as well as the ore grade for molybdenum.

We have a partial recovery of the Cuajone production for moly but it is not enough to reduce what we’re seeing on the Toquepala site. So as I’ve said, all in — the Peruvian operations are decreasing their contribution to our molybdenum production for the year.

Rodrigo Heredia:	OK. Thank you so much.

Operator:	Your next question comes from the line of Dan Richman. Your line is open.

Dan Richman:

Good morning. Thank you. My question relates to the decrease in tons smelted and anode production, which I presume is at La Caridad or at least the anode is. Is this a decrease in smelting and anode production due to the labor problems you had at La Caridad, or was it demand-driven with respect to anode?

Raul Jacob:

Thank you very much for your question, Mr. Richman. Let me mention — in general, in terms of our metallurgical facilities, we have a 14% decrease in annual production at Ilo during the fourth quarter due to technical problems at the smelter oxygen plant. This facility operates right now at 95% of its capacity, and we are solving these problems through the second quarter of 2011.

In the case of La Caridad, in the fourth quarter — actually at the end of the third quarter but it went into the fourth quarter, we had some disruptions due to blockage to access roads and other interferences caused by a group of terminated employees and outside agitators. Mexican authorities established order and secured access roads to our complex in Mexico and activities at our Mexican metallurgical facilities were normalized shortly after that. So there was a one-time thing that happened in the fourth quarter in the case of the Mexican operations and in the case of the Peruvian ones, some technical problems that have been pretty much solved already even though we will have to address some repairs regarding our Ilo metallurgical facilities in the second quarter.

Now, this is not related at all with the market. We have already sold all the copper that we will produce in 2011. We have our contracts in good shape so there is no relationship between the commercial side of our operations and the disruptions in smelting that I just mentioned.

Dan Richman:	Thank you.

Operator:	You have a follow-up question from the line of Renato Antunes. Your line is open.

Renato Antunes:

Hi, Raul. Thank you for taking another question. Just really quickly, out of the 630,000 tons that you expect for copper production in 2011, how much of that is coming from Buenavista if you may disclose this breakdown? Thanks.

Raul Jacob:

Well, Buenavista will be operating as expected, and we are — we are now coming back to our — what has been our policy and practice, Renato, to providing just a total estimate for production. And the reason for that is that our operations have some flexibility and we want to use it. So Buenavista will be providing as much as expected, operating at full capacity.

As you know, Buenavista’s full capacity should produce 180,000 tons per year and maybe we are operating it at that level by the end of this first quarter.

Renato Antunes:	Thanks.

Operator:	Again, if you’d like to ask a question, please press star then the number one on your telephone keypad. And there appears to be a follow-up from Dan Richman. Your line is open.

Dan Richman:	Yes. Am I in?

Raul Jacob:	Yes, you are…

Dan Richman:	Thank you. This relates to your open hedges. I assume you mark those to market at the end of every month. Is that correct?

Raul Jacob:	We’re not disclosing that here.

Dan Richmond:	The mark to market.

Raul Jacob:	Yes. We follow — the strategy that we follow for that is something that we need to maintain undisclosed.

Dan Richmond:	I understand. Thank you.

Operator:	You have another question from the line of Chelsea Gansco from Macquarie. Your line is open.

Chelsea Gansco:	Hi. Just one quick question, I think I just missed the number. For 2010, what was the cash cost per pound excluding the credit?

Raul Jacob:	$1.53, yes.

Chelsea Gansco:	And in 2009?

Raul Jacob:	$1.36 I believe. I don’t have the number with me.

Oscar Gonzalez Rocha:	Yes, $1.36.

Chelsea Gansco:	Oh, OK, great. Thank you.

Operator:	And there appears to be no further questions at this time. I’ll turn it back over.

Raul Jacob:	OK. Thank you very much, ladies and gentlemen, for joining in this conference call. We will report again at the end of the first quarter of this year. Thank you very much.

Operator:	Ladies and gentlemen, this concludes today’s conference call. You may now disconnect.

END

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN COPPER CORPORATION

Date: February 9, 2011	By:	/s/Jose N. Chirinos
	Name:	Jose N. Chirinos
	Title:	Comptroller